Exhibit 99.1

ROBERTS REALTY INVESTORS, INC.

CONTACT:	FOR IMMEDIATE RELEASE
Charles S. Roberts	June 23, 2010
President

Telephone: (770) 394-6000
Fax: (770) 551-5914

ROBERTS REALTY INVESTORS, INC.
RENEWS $8,175,000 LAND LOAN

ATLANTA, GA – Roberts Realty Investors, Inc. (NYSE Amex: RPI) announces it has renewed an $8,175,000 loan on its Peachtree Parkway land with Wells Fargo Bank and extended the maturity date to July 31, 2011. Peachtree Parkway is zoned for 292 apartments and is located in Peachtree Corners directly across from the Forum, an exclusive 580,000 square foot lifestyle shopping center.

Despite this difficult economic recession and credit crunch, the company is continuing to execute its long-term business plan of developing new apartment communities. The company currently has three new communities in the development process. Northridge is a 220-unit property in Sandy Springs, Georgia that has been cleared, and grading is underway. Bradley Park is a 154-unit property in Forsyth County, Georgia and the company has purchased its land disturbance permit and is preparing to begin grading. The company is also completing the engineering, land planning, and pre-development work on its Peachtree Parkway property.

For more detailed information about the loan extension, refer to Roberts Realty’s current Form 8-K filed today with the SEC.

Roberts Realty Investors, Inc. is a self-administered, self-managed equity real estate investment trust based in Atlanta.

This press release contains forward-looking statements within the meaning of the federal securities laws. Although the company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, the company’s actual results could differ materially from those anticipated in the forward-looking statements. Certain factors that might cause such a difference include the following: the company may not be able to carry out its development and construction plans as it currently anticipates because: it may be unable to obtain construction financing, or may be unable to obtain it in a timely manner; it may be unable to obtain the required governmental permits or may be delayed in obtaining them; and it faces various construction risks, including increased material, labor or other costs. For more information about other risks and uncertainties Roberts Realty faces, please see the sections entitled “Risk Factors” in Roberts Realty’s most recent annual report on Form 10-K and quarterly report on Form 10-Q as filed with the SEC.